Exhibit 10.4 Agreement with David Clark and Peter Wrage

                              LETTER OF ENGAGEMENT
                                 March 26, 2004

This letter constitutes a legal agreement (the "Agreement") between the joint and equal partnership association of David Clark and Peter Wrage (the
"Partners"), and Liska Biometry Incorporated ("Liska" or "the Company"). Liska
wishes to engage the Partners as senior advisors and marketing consultants to the executive of Liska, and the Partners hereby agree to become engaged in that role, under the following terms and conditions.

1.   Services. Services provided by the Partners will be of an active nature as well as on an as-and-when  basis, and will be broad and diverse, incorporating but not limited to the following types of advisory services:

     a.   Provide assistance with the definition and strategic positioning of
          Liska and its products. Provide product advisory services regarding potential new or related  products and services for Liska based on their core technologies.

     b.   Help to develop a marketing strategy that will allow Liska to penetrate key market areas around the world.

     c.   Provide introductions to major government, international organizations and companies that are involved in security and biometrics.

     d.   Assist in negotiations of contract with such organizations.

2.   Further details of the scope and nature of services that may be provided by the Partners in this regard is provided in Annex "A" attached to this
     Agreement.

3.   This Agreement shall be for the initial term of April 1, 2004 through March
     31, 2005, and shall automatically renew under the same terms and conditions as of April 1 2005 unless either party posts written notice with the other party, in advance (30 days), that they wish to re-negotiate the terms of the Agreement upon renewal, or cancel the Agreement without renewal.

4.   Compensation. Compensation for services by the Partners shall not consist of hourly fees for work done, but rather be in the form of a  monthly retainer fee, plus bonuses for specific achievements of value to Liska.
     This compensation shall be as follows:

     a.   A  monthly retainer fee of $ 2,000 in US dollars (USD), plus all reasonable direct expenses incurred on behalf of Liska, payable to the
          Partners on the last business day of each month or part-month in which services are engaged. All expenses over $100 must be pre-approved by the Company in writing.

     b.   These retainer fees will be accrued but not paid by Liska, and be carried as an interest-free payable to the Partners, until such time as Liska achieves investment capital, amounting  to a minimum of
          $1,000,000 USD of equity in Liska. At this time all arrears fees due to the Partners shall be paid in full and all later fees shall be paid on the due date.

     c.   For revenue-based achievements (contracts) involving work by the
          Partners, a bonus of 4% of the contract value shall be payable to the
          Partners upon closure. (Any contingent value in the contract, such as renewal value of sales, shall have an equivalent bonus payable when such contingency is resolved and the additional fees accrue to Liska.)

     d.   For non-revenue achievements (e.g. recognition of the Liska biometric technology by ICAO nations for passport use), a fair and reasonable bonus shall be payable to the Partners as determined by the Company's board of directors.

     e.   Payment of bonuses in accordance with (c) or (d) above may be done in the form of shares with the mutual agreement of Liska and the
          Partners, in such quantities and under terms that are agreed between the parties in each case.

5.   Any payments of fees or bonuses made to the Partners shall be distributed in each case according to the wishes of the Partners, in a single payment with all relevant taxes, such as GST, as may be lawfully required but with no withholdings or deductions of any sort for any purpose.

6.   Both parties agree that this Agreement is not an agreement of employment, and the Partners hereby waive any rights of employment that might exist under any laws or practices of the USA or Canada in this regard.

7.   Other Considerations. Liska recognizes that the Partners are key individuals with long experience in application and biometric service industries, as well as executives with long experience in financing and management of high technology companies. Their experience will be very beneficial to Liska in achieving its objectives.

     a.   In consideration therefore of the Partners becoming engaged with Liska in this regard, and in further consideration of the non-compete clauses of this Agreement that exclude the Partners from taking any other assignments that may be of a competitive or conflicting  nature to Liska interests, Liska agrees that the Partners will be granted entitlement to 500,000 restricted shares of common stock of Liska upon signing of this Agreement.

     b.   These shares will be issued and delivered to the Partners in two tranches:
          (i)  100,000 shares upon signing of this agreement
          (ii) 400,000 shares will also be issued upon signing of this Agreement but be held back by Liska until the Partners have played a major role in delivering tangible benefits to Liska, as determined by the board, during the time period of this Agreement.

     c.   Liska and the Partners note that restricted common shares have no intrinsic or par value at this time, and that Liska cannot guarantee that this situation will change in the foreseeable future. The
          Partners acknowledge that they therefore have no claim on Liska for any valuation of shares received in this regard.

     d.   Further, the Partners understand and agree that these common shares of
          Liska are restricted from trading under Rule 144 of the Securities and
          Exchange Act.

8.   Non-competition and non-disclosure. The Partners represent and warrant that:

     a.   In executing this Agreement, they do not believe they are presently involved in, nor will become involved in, any conflict of interest situation that would prevent them from acting in the Liska's best interests. In this regard the Partners will identify all such present contract activities they may have underway in the same general industry as Liska, for review and acceptance by Liska, and will not become involved in any future work of a potential conflicting nature without the express written consent of Liska in each case.

     b.   The Partners will not directly or indirectly  disclose or use, at any time, either during or subsequent to the termination or expiry of this
          Agreement, any secret or any confidential information or data of Liska unless it has first secured the Liska's written consent to such disclosure or use. This condition becomes null and void if such information has become publicly or generally available in any way other than through the actions of the Partners.

     c.   The provisions of these subparagraphs shall survive any expiration or termination of this Letter of Engagement.

9.   Termination. This agreement for services can be terminated unequivocally by either party with 30 days written notice, under the following terms and conditions.

     a.   Should Liska terminate this Agreement without cause prior to March 31,
          2005, then the said 400,000 shares held back by Liska in accordance with paragraph 7b (ii) herein shall immediately be given over to the
          Partners by Liska. If it is determined by the Company that termination is necessary for non-performance or for material misrepresentation, as determined solely by the board, then the Company reserves the right to hold the said 400,000 shares for cancellation and the Partners will agree not to contest the board's decision.

     b.   Should the Partners terminate this Agreement prior to the date of issuance of the additional 400,000 shares per paragraph 7b, then the entitlement to said shares by the Partners shall be considered abandoned by the Partners and Liska will not be under further obligation for such delivery.

Signed:  /s/P. Wrage                         /s/Lam Ko Chau
         Peter Wrage                         Liska Biometry Inc.

         /s/D Clark                          Lam Ko Chau
         David Clark                         Print name

Dates:   Mar 26, 2004                        March 27, 2004

Letter of Engagement - Annex "A"

Potential Advisory Services

The following represent the type of advisory services, among others, that may be requested or provided by the Partners with regard to this Agreement.

o    Strategic planning for Liska technologies and products
     o    Focus on best and broadest coverage
     o    Identity of niche and least-competitive product opportunities
          o    Base technology - delivery mechanisms - e.g. integration with/by commercial scanners and scanner vendors
          o    Vertical scanner products - OEM product integration
          o    Brainstorming, identification, and investigation of related technological opportunities - e.g. cryptography, steganography, biometric fusion (e.g. face/finger) applications, others.
          o    Identification and definition of related utilities and vertical application software tools;
          o    Technology integration with applications - border, police
          o    Strategic partnerships with systems and product/service firms
     o    Development of logical technology and product growth plans.

o    Strategic application positioning and marketing of Liska technologies
     o    International OTD (Official Travel Documents) biometrics applications
     o    Border security and functionality - US VISIT, APIS
     o    Military applications - Canada, USA
     o    Police systems - FBI, RCMP, other
     o    Specialty international applications - Saudi Arabia
     o    Commercial application functionality - ATM/credit cards, commercial ID and loyalty programs, building pass/badging, other

o    Negotiation and closing of complex deals - partnerships, joint bids, OEM arrangements, M&A, other.

o    Representation and executive services
     o    Conceptualization, planning and development assistance with White
          Papers, position papers, brochures, and web marketing tools
          o    Privacy issues
          o    Biometric intrusiveness issues
          o    Fingerprinting implications for consumers
          o    Application integration opportunities
          o    Investor opportunities
     o    Introductions and representation with international contacts
     o    Membership in the executive roster as advisors for PR purposes